Exhibit 99.1

Release	Immediate Release
Contact	Investors: Bradley Alexander (281) 260-3665
Media: Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Increases Share Repurchase Program

HOUSTON, December 14, 2011 — FMC Technologies, Inc. (NYSE: FTI) announced today that its Board of Directors has approved the repurchase of 15 million shares of its issued and outstanding common stock. This program is in addition to the Company’s existing share repurchase program, which had 3.3 million shares available for purchase as of September 30, 2011.

The timing and amount of any repurchases will depend on market conditions. The Company intends to hold repurchased shares in treasury for general corporate purposes, including issuances under its stock-based compensation plan.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 13,500 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” and similar expressions, including the negative thereof, are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that any projected results or events will be achieved.

All of the Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. The timing and number of shares repurchased, if any, pursuant to the share repurchase authorization is subject to a number of factors, including current market conditions, legal constraints and available cash or other sources of funding. For additional information regarding known material factors that could cause actual results to differ from projected results, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.